Main Street Announces Third Quarter 2017 Financial Results

Third Quarter 2017 Net Investment Income Increased to $0.60 Per Share

Third Quarter 2017 Distributable Net Investment Income(1) Increased to $0.64 Per Share

Net Asset Value Increased to $23.02 Per Share

HOUSTON, Nov. 2, 2017 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the third quarter of 2017.

Third Quarter 2017 Highlights

  Net investment income of $34.0 million (or $0.60 per share), representing an 11% increase from the third quarter of 2016
  Distributable net investment income(1) of $36.5 million (or $0.64 per share), representing a 12% increase from the third quarter of 2016
  Total investment income of $51.8 million, representing an 11% increase from the third quarter of 2016
  Industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expense to Assets Ratio") on an annualized basis of 1.5%
  Net asset value of $23.02 per share at September 30, 2017, representing an increase of $0.92 per share, or 4.2%, compared to $22.10 per share at December 31, 2016, or an increase of $1.20 per share, or 5.4%, after excluding the effect of the semi-annual supplemental cash dividend paid in June 2017
  Net increase in net assets resulting from operations of $34.9 million (or $0.61 per share)
  Return on equity(2) for the trailing twelve month period ended September 30, 2017 of 12.7%
  Declared regular monthly dividends totaling $0.57 per share for the fourth quarter of 2017, or $0.19 per share for each of October, November and December 2017, representing a 2.7% increase from the regular monthly dividends paid for the fourth quarter of 2016
  Completed $45.0 million in total lower middle market ("LMM") portfolio investments, including investments totaling $38.7 million in one new LMM portfolio company, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net decrease of $10.8 million in total LMM portfolio investments
  Net decrease of $14.5 million in middle market portfolio investments
  Net increase of $105.4 million in private loan portfolio investments
  Amended our long-term revolving credit facility ("Credit Facility") to increase the total commitments to $585.0 million from a diversified group of fifteen participating lenders

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman and Chief Executive Officer, stated, "We are pleased with our operating results for the third quarter of 2017, a quarter during which we increased our total investment income and our distributable net investment income per share, both on a sequential basis over the second quarter of 2017 and over the same period in the prior year. As a result of our positive performance, we again generated distributable net investment income per share in excess of our regular monthly dividends, exceeding the regular monthly dividends paid during the quarter by over 15%."

Third Quarter 2017 Operating Results

The following table provides a summary of our operating results for the third quarter of 2017:

	Three Months Ended September 30,
	2017	2016	Change ($)	Change (%)
	(dollars in thousands, except per share amounts)
Interest income	$ 39,814	$ 35,580	$ 4,234	12%
Dividend income	10,088	9,730	358	4%
Fee income	1,884	1,284	600	47%
Income from marketable securities and idle funds	-	5	(5)	(100%)
Total investment income	$ 51,786	$ 46,599	$ 5,187	11%

Net investment income	$ 34,029	$ 30,557	$ 3,472	11%
Net investment income per share	$ 0.60	$ 0.58	$ 0.02	3%

Distributable net investment income (1)	$ 36,505	$ 32,694	$ 3,811	12%
Distributable net investment income per share (1)	$ 0.64	$ 0.62	$ 0.02	3%

Net increase in net assets resulting from operations	$ 34,899	$ 43,181	$ (8,282)	(19%)
Net increase in net assets resulting from operations per share	$ 0.61	$ 0.82	$ (0.21)	(26%)

The $5.2 million increase in total investment income in the third quarter of 2017 from the comparable period of the prior year was principally attributable to (i) a $4.2 million increase in interest income primarily related to higher average levels of portfolio debt investments, (ii) a $0.6 million increase in fee income, and (iii) a $0.4 million increase in dividend income from investment portfolio equity investments. The total investment income in the third quarter of 2017 includes $1.7 million related to dividend income activity from portfolio companies that is considered to be less consistent on a recurring basis or non-recurring which is consistent with the amount from such dividend activity in the same period in 2016 and an increase of $0.4 million primarily related to higher accelerated prepayment, repricing and other activity for certain middle market portfolio debt investments when compared to the same period in 2016.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $15.3 million in the third quarter of 2017 from $13.9 million for the corresponding period of 2016. This comparable period increase in cash operating expenses was principally attributable to (i) a $0.8 million increase in interest expense primarily due to the higher average interest rate on our Credit Facility in the third quarter of 2017, (ii) a $0.5 million increase in general and administrative expenses and (iii) a $0.5 million increase in compensation expense related to increases in the number of personnel, base compensation levels and incentive compensation accruals, with these increases partially offset by a $0.4 million increase in the expenses allocated to the external investment manager, a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties (the "External Investment Manager"), in each case when compared to the same period in the prior year. For the third quarter of 2017, our Operating Expense to Assets Ratio was 1.5% on an annualized basis, which is consistent with the ratio on an annualized basis for the third quarter of 2016 and for the year ended December 31, 2016.

The $3.8 million increase in distributable net investment income, which is net investment income before non-cash, share-based compensation expense, was primarily due to the higher level of total investment income, partially offset by higher operating expenses as discussed above.(1) Distributable net investment income on a per share basis for the third quarter of 2017 reflects (i) an increase of approximately $0.01 per share from the comparable period in 2016 attributable to the net increase in the comparable levels of accelerated prepayment, repricing and other activity for certain investment portfolio debt investments and (ii) a greater number of average shares outstanding compared to the corresponding period in 2016 primarily due to shares issued through our at-the-market, or ATM, program, shares issued pursuant to our equity incentive plans and shares issued pursuant to our dividend reinvestment plan.

The $8.3 million decrease in the net increase in net assets resulting from operations was primarily the result of (i) a $15.0 million decrease in the net realized gain (loss) from investments, from a net realized gain from investments of $4.3 million for the third quarter of 2016 to a net realized loss from investments of $10.7 million for the third quarter of 2017, and (ii) a $5.1 million change in the income tax benefit (provision) to a $4.6 million income tax provision for the third quarter of 2017, with these changes partially offset by (i) an $8.0 million increase in net change in unrealized appreciation (depreciation) from portfolio investments, including the impact of accounting reversals relating to realized gains/income (losses) and (ii) a $3.5 million increase in net investment income as discussed above. The net realized loss from investments of $10.7 million for the third quarter of 2017 was primarily the result of (i) the net realized loss of $9.2 million resulting from losses on the exit of two LMM investments, partially offset by the gains on the exit of three LMM investments and (ii) the net realized loss of $1.8 million in our middle market portfolio, which is primarily the result of the loss of $2.3 million on the exit of a middle market investment, partially offset by $0.5 million of net gains on other activity in our middle market portfolio.

The following table provides a summary of the total net unrealized appreciation of $16.1 million for the third quarter of 2017:

	Three Months Ended September 30, 2017
	LMM (a)	Middle Market	Private Loan	Other (b)	Total
	(dollars in millions)
Accounting reversals of net unrealized appreciation recognized in prior periods due
to net realized gains/income (losses) recognized during the current period	$ 7.3	$ 1.0	$ -	$ (0.6)	$ 7.7
Net unrealized appreciation (depreciation) relating to portfolio investments	9.1	(5.1)	0.8	3.8	8.6
Total net change in unrealized appreciation (depreciation) relating to portfolio investments	$ 16.4	$ (4.1)	$ 0.8	$ 3.2	$ 16.3

Unrealized depreciation relating to SBIC debentures (c)					(0.2)
Total net change in unrealized appreciation					$ 16.1

(a)	LMM includes unrealized appreciation on 19 LMM portfolio investments and unrealized depreciation on 13 LMM portfolio investments.
(b)	Other includes $2.2 million of unrealized appreciation relating to the External Investment Manager and $1.6 million of net unrealized appreciation relating to our other portfolio.
(c)	Relates to unrealized depreciation on the Small Business Investment Company ("SBIC") debentures held by Main Street Capital II, LP which are accounted for on a fair value basis.

The income tax provision for the third quarter of 2017 of $4.6 million principally consisted of a deferred tax provision of $3.8 million, which is primarily the result of the net activity relating to our portfolio investments held in our taxable subsidiaries, including changes in net operating loss carryforwards, changes in net unrealized appreciation/depreciation and other temporary book-tax differences, and other current tax expense of $0.8 million related to (i) a $0.5 million accrual for excise tax on our estimated undistributed taxable income and (ii) other current tax expense of $0.3 million related to accruals for U.S. federal and state income taxes.

Liquidity and Capital Resources

As of September 30, 2017, we had $30.1 million in cash and cash equivalents and $230.0 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities.

Several details regarding our capital structure as of September 30, 2017 are as follows:

  Our Credit Facility included $585.0 million in total commitments from a diversified group of fifteen participating lenders, plus an accordion feature which allows us to increase the total commitments under the facility to up to $750.0 million.
  $355.0 million in outstanding borrowings under our Credit Facility, bearing interest at an annual interest rate of 3.1%.
  $274.8 million of outstanding SBIC debentures through our three wholly owned SBIC subsidiaries, with $75.2 million of remaining capacity under the permitted maximum amount of SBIC debentures of $350.0 million. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 3.8% and mature ten years from original issuance. The first maturity related to our SBIC debentures does not occur until 2019, and the weighted-average remaining duration was approximately 5.8 years.
  $175.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes"). The 4.50% Notes mature on December 1, 2019 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $90.7 million of notes outstanding that bear interest at a rate of 6.125% per year (the "6.125% Notes"). The 6.125% Notes mature on April 1, 2023, and may be redeemed in whole or in part at our option on or after April 1, 2018. The 6.125% Notes are listed on the New York Stock Exchange and trade under the symbol "MSCA."
  Our net asset value totaled $1,329.7 million, or $23.02 per share.

Investment Portfolio Information as of September 30, 2017 (3)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of September 30, 2017:

	As of September 30, 2017
	LMM (a)	Middle Market	Private Loan
	(dollars in millions)
Number of portfolio companies	71	68	56
Fair value	$ 938.0	$ 607.5	$ 485.9
Cost	$ 804.6	$ 633.8	$ 505.6
% of portfolio at cost - debt	68.1%	96.9%	94.5%
% of portfolio at cost - equity	31.9%	3.1%	5.5%
% of debt investments at cost secured by first priority lien	96.3%	90.2%	91.5%
Weighted-average annual effective yield (b)	11.9%	8.7%	9.3%
Average EBITDA (c)	$ 4.3	$ 84.8	$ 38.0

(a)	We had equity ownership in 99% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 38%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including seven LMM portfolio companies, two middle market portfolio companies and three private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies, and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 168% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 3.0 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.6 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 3.3 to 1.0 and 2.4 to 1.0, respectively.(3) (4)

As of September 30, 2017, we had other portfolio investments in eleven companies, collectively totaling $99.2 million in fair value and $105.6 million in cost basis, which comprised approximately 4.6% of our investment portfolio at fair value.

As of September 30, 2017, there was no cost basis in our investment in the External Investment Manager and this investment had a fair value of $39.3 million, which comprised approximately 1.8% of our investment portfolio at fair value.

As of September 30, 2017, we had six investments on non-accrual status, which comprised approximately 0.4% of the total investment portfolio at fair value and approximately 2.7% of its cost. Our total portfolio investments at fair value were approximately 106% of the related cost basis as of September 30, 2017.

External Investment Manager

The External Investment Manager maintains an investment sub-advisory relationship with HMS Income Fund, Inc., a non-listed business development company ("HMS Income"), and earns management fees for the services provided to HMS Income. During the third quarter of 2017, the External Investment Manager generated $2.8 million of fee income from this relationship, and HMS Income ended the third quarter of 2017 with total assets of over $1.1 billion. The relationship with HMS Income benefited our net investment income by $2.4 million in the third quarter of 2017 through a $1.7 million reduction of our operating expenses for expenses we allocated to the External Investment Manager for services we provided to it and $0.7 million of dividend income we received from the External Investment Manager.

Third Quarter 2017 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, November 3, 2017 at 10:00 a.m. Eastern Time to discuss the third quarter 2017 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, November 10, 2017 and may be accessed by dialing 201-612-7415 and using the passcode 13672313#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Third Quarter 2017 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1)   Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2) Return on equity equals the net increase in net assets resulting from operations divided by the average quarterly total net assets for the trailing twelve month period.

(3) Portfolio company financial information has not been independently verified by Main Street.

(4) These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN." In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol "MSCA."

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(dollars in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 15,145	$ 14,826	$ 42,720	$ 40,398
Affiliate investments	10,134	9,619	29,601	27,095
Non-Control/Non-Affiliate investments	26,507	22,149	77,623	63,841
Interest, fee and dividend income	51,786	46,594	149,944	131,334
Interest, fee and dividend income from marketable
securities and idle funds investments	-	5	-	174
Total investment income	51,786	46,599	149,944	131,508
EXPENSES:
Interest	(9,420)	(8,573)	(26,820)	(25,010)
Compensation	(4,777)	(4,309)	(13,762)	(12,081)
General and administrative	(2,748)	(2,247)	(8,748)	(6,808)
Share-based compensation	(2,476)	(2,137)	(7,542)	(5,977)
Expenses allocated to the External Investment Manager	1,664	1,224	4,816	3,739
Total expenses	(17,757)	(16,042)	(52,056)	(46,137)
NET INVESTMENT INCOME	34,029	30,557	97,888	85,371

NET REALIZED GAIN (LOSS):
Control investments	(2,848)	17,862	259	32,220
Affiliate investments	(9,896)	(3,447)	12,920	25,260
Non-Control/Non-Affiliate investments	2,038	(10,033)	14,663	(22,452)
Marketable securities and idle funds investments	-	(96)	-	(1,681)
SBIC debentures	-	-	(5,217)	-
Total net realized gain (loss)	(10,706)	4,286	22,625	33,347

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	16,368	8,376	(4,358)	(29,738)
Marketable securities and idle funds investments	-	235	-	1,729
SBIC debentures	(221)	(801)	5,408	(820)
Total net change in unrealized appreciation (depreciation)	16,147	7,810	1,050	(28,829)

INCOME TAXES:
Federal and state income, excise and other taxes	(799)	(904)	(2,489)	(2,372)
Deferred taxes	(3,772)	1,432	(9,894)	3,390
Income tax benefit (provision)	(4,571)	528	(12,383)	1,018

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$ 34,899	$ 43,181	$ 109,180	$ 90,907

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.60	$ 0.58	$ 1.74	$ 1.66
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS PER SHARE - BASIC AND DILUTED	$ 0.61	$ 0.82	$ 1.94	$ 1.76

DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$ 0.555	$ 0.540	$ 1.665	$ 1.620
Supplemental dividends	-	-	0.275	0.275
Total dividends	$ 0.555	$ 0.540	$ 1.940	$ 1.895

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	57,109,104	52,613,277	56,140,953	51,538,745

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	September 30, 2017	December 31, 2016
ASSETS	(Unaudited)

Portfolio investments at fair value:
Control investments	$ 715,873	$ 594,282
Affiliate investments	338,231	375,948
Non-Control/Non-Affiliate investments	1,115,877	1,026,676
Total investments	2,169,981	1,996,906

Cash and cash equivalents	30,144	24,480
Interest receivable and other assets	39,374	35,133
Receivable for securities sold	26,090	1,990
Deferred financing costs, net	4,093	4,718
Deferred tax asset, net	-	9,125

Total assets	$ 2,269,682	$ 2,072,352

LIABILITIES

Credit facility	$ 355,000	$ 343,000
SBIC debentures (par: $274,800 and $240,000 as of September 30, 2017 and December 31, 2016, respectively)	269,345	235,686
4.50% Notes (par: $175,000 as of both September 30, 2017 and December 31, 2016)	173,435	172,893
6.125% Notes (par: $90,655 as of both September 30, 2017 and December 31, 2016)	88,981	88,752
Accounts payable and other liabilities	14,357	14,205
Payable for securities purchased	23,172	2,184
Interest payable	3,609	4,103
Dividend payable	10,935	10,048
Deferred tax liability, net	1,182	-

Total liabilities	940,016	870,871

NET ASSETS

Common stock	577	543
Additional paid-in capital	1,272,175	1,143,883
Accumulated net investment income, net of cumulative dividends	29,099	19,033
Accumulated net realized gain from investments, net of cumulative dividends	(57,761)	(58,887)
Net unrealized appreciation, net of income taxes	85,576	96,909

Total net assets	1,329,666	1,201,481

Total liabilities and net assets	$ 2,269,682	$ 2,072,352

NET ASSET VALUE PER SHARE	$ 23.02	$ 22.10

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net investment income	$ 34,029	$ 30,557	$ 97,888	$ 85,371
Share-based compensation expense	2,476	2,137	7,542	5,977
Distributable net investment income (1)	$ 36,505	$ 32,694	$ 105,430	$ 91,348

Per share amounts:
Net investment income per share -
Basic and diluted	$ 0.60	$ 0.58	$ 1.74	$ 1.66
Distributable net investment income per share -
Basic and diluted (1)	$ 0.64	$ 0.62	$ 1.88	$ 1.77

(1)

Distributable net investment income is net investment income, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is presented in the table above.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, President & COO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Mark Roberson / mroberson@dennardlascar.com
713-529-6600